Exhibit 28(h)(5)(i)

TEXAS CAPITAL FUNDS TRUST

AMENDMENT TO THE OPERATING Expense LIMITATION Agreement

WHEREAS, Texas Capital Funds Trust (the “Trust”), on behalf of the Texas Capital Government Money Market Fund (the “Fund”), and Texas Capital Bank Wealth Management Services, Inc., doing business as Texas Capital Bank Private Wealth Advisors (the “Adviser”), entered into an Operating Expense Limitation Agreement (the “Agreement”) as of April 26, 2024;

WHEREAS, the Trust and the Adviser mutually desire to amend Schedule A of the Agreement to decrease the Operating Expense Limit applicable to the Institutional Class of the Fund.

NOW THEREFORE, BE IT

RESOLVED, that, pursuant to the Agreement, the parties hereto, intending to be legally bound hereby, mutually agree that the following amended Schedule A of the Agreement is granted full force and effect as of December 1, 2025:

SCHEDULE A

Operating Expense Limits

As of December 1, 2025

Fund	Maximum Operating Expense Limit[1]	Termination Date
Texas Capital Government Money Market Fund
Institutional Class	0.20%	April 30, 2027
Lonestar Class	0.25%	April 30, 2027

[1]	Expressed as a percentage of a Fund’s average daily net assets.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TEXAS CAPITAL FUNDS TRUST		TEXAS CAPITAL BANK WEALTH MANAGEMENT SERVICES, INC.

By:	/s/ J. Steven Orr	By:	/s/ Bryan Kucholtz
Name:	J. Steven Orr	Name:	Bryan Kucholtz
Title:	President and Chief Executive Officer	Title:	Managing Director, Head of Private Wealth